Exhibit 99.1

Confidentiality Agreement

Elliott Associates, L.P. and Elliott International, L.P. (collectively, the “Receiving Party”), has requested certain information of American Capital, Ltd. (“ACAS” or the “Company”) concerning ACAS, which is non-public, confidential and/or proprietary in nature.  ACAS has required the execution and delivery of this Agreement as a condition to furnishing the Receiving Party or its Representatives (as defined herein) with any such information.  Any such information provided by the Company or its Representatives to the Receiving Party or its Representatives during the term of this Agreement is, subject to Paragraph 2 below, referred to herein as “Confidential Material”.  For the purposes of this Agreement, “Representatives” means the directors, officers, employees, managers, advisors (including, without limitation, attorneys, accountants, investment bankers and consultants), agents or affiliates of an entity.  In consideration of the foregoing, each party agrees on behalf of itself and its Representatives as follows:

1.
All Confidential Material will be kept confidential by the Receiving Party and its Representatives, except that the Confidential Material or portions thereof may be disclosed within the Receiving Party’s internal organization and to third parties serving as Representatives, provided, that (i) the Receiving Party shall inform each of such persons of the confidentiality of the information being provided and of the provisions of this Agreement and each such person shall comply with the confidentiality provisions of this Agreement as if party hereto; and (ii) the Receiving Party agrees to be responsible for any breach of the confidentiality provisions of this Agreement by any of its Representatives.

2.
The term “Confidential Material” does not include any information that (i) at the time of disclosure or thereafter is or becomes generally available to the public (other than as a result of its disclosure by the Receiving Party or its Representatives in violation of this Agreement), (ii) was available to the Receiving Party or its Representative on a non-confidential basis prior to disclosure to the Receiving Party or its Representative or (iii) becomes available to the Receiving Party or its Representatives from a person (other than the Company and its Representatives) who is not, to the best of such person’s knowledge, subject to any legally binding obligation to keep such information confidential.  As used in this Agreement, the term “person” shall be broadly interpreted to include, without limitation, the media and any corporation, company, partnership or individual. The term “Confidential Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by the Receiving Party or its Representatives to the extent such materials contain, reflect or are based upon, Confidential Material.

3.
In the event that the Receiving Party or any of its Representatives receives a request or is required (by oral questions, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand, other similar process or otherwise by applicable law or regulation) to disclose any of the Confidential Material, the Receiving Party agrees, to the extent permitted by applicable law, to notify immediately ACAS of the existence, terms and circumstances surrounding such a request or requirement so that ACAS may seek a protective order or other appropriate remedy, at the Company’s sole expense, and/or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver, the Receiving Party or any of its Representatives is nonetheless, in the opinion of its counsel, legally compelled to disclose Confidential Material to any tribunal or other person, the Receiving Party or its Representatives may, without liability hereunder, disclose to such tribunal or other person only that portion of the Confidential Material that such counsel advised is legally required to be disclosed.

4.
Unless otherwise required (in the opinion of the Receiving Party’s counsel) by law, regulation or legal process, neither the Receiving Party nor its Representatives will, without ACAS’ prior written consent, disclose to any person either the fact that the Confidential Material has been made available.  To the extent reasonably practicable under the circumstances and not prohibited by applicable law, the Receiving Party shall provide ACAS, prior to making such disclosure, with notice of the decision to make such disclosure and the reasons requiring disclosure to be made.

5.
The Receiving Party understands and acknowledges that ACAS makes no representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Material.  Neither ACAS nor any of its Representatives, or any of their respective officers, directors, employees, agents or controlling persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have any liability to the Receiving Party or any other person resulting from the use or consideration of the Confidential Material.

6.
The Receiving Party acknowledges that it is aware (and will also advise each of its Representatives that is provided with Confidential Material) that the United States securities laws may prohibit any person who has received directly or indirectly from an issuer material nonpublic information concerning the matters that are the subject of this agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7.
The Receiving Party agrees that, for a period between the execution date of this Agreement and the Expiration Time (the "Standstill Period"), unless specifically invited in writing by ACAS, neither Receiving Party or any of its affiliates, will in any manner, directly or indirectly:

a)	effect, seek, publicly offer or publicly propose (whether publicly or otherwise) to effect, or cause or participate in:

i.	any acquisition of any securities (or beneficial ownership thereof) or all or substantially all of the assets of ACAS or any of its subsidiaries,

ii.	any tender or exchange offer, merger or other business combination involving ACAS or any of its subsidiaries,

iii.	any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to ACAS,

iv.
any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of ACAS; provided, that neither the Receiving Party nor any of its affiliates will be prohibited from complying with applicable law or regulation, or from responding to any inquiry of the Securities and Exchange Commission, in respect of the preliminary proxy statement previously filed by the Receiving Party with respect to the Company (the “Elliott Proxy Statement”) or other filings made by Receiving Party or any of its affiliates;

b)
form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934) with respect to the securities of ACAS, other than any “group” previously identified in the Schedule 13D filed by the the Receiving Party or its affiliates;

c)
make any public announcement with respect to, or submit an unsolicited public proposal for or offer of (with or without condition), any extraordinary transaction involving ACAS or its securities or assets or nomination of members to ACAS’ Board of Directors; or

d)	take any action which would reasonably be expected to require ACAS to make a public announcement regarding any of the types of matters set forth in (a) above.

Receiving Party also agrees during the Standstill Period not to request ACAS (or its directors, officers, employees, trustees, or agents), directly or indirectly, to amend or waive any provision of this Paragraph 7 (including this sentence).

8.
Because an award of money damages would be inadequate for any breach of this Agreement by the Receiving Party or the Receiving Party’s Representatives and any such breach would cause ACAS irreparable harm, the Receiving Party also agrees that, in the event of any breach or threatened breach of this Agreement, ACAS shall also be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Such remedies shall not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to ACAS.  It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any right, power or privilege.

9.
This Agreement represents the entire understanding and agreement of the parties hereto with regard to the subject matter hereof and may be modified or waived only by a separate letter executed by the parties hereto expressly so modifying or waiving this Agreement.

10.
This Agreement, and all obligations of the Receiving Party hereunder, shall expire at the earliest to occur of: (i) 5:00 p.m. EST on Tuesday, November 24, 2015, (ii) such time as the Company announces plan or agreement to effect any transaction of the types listed under Paragraph 7(a) above or any change in the senior management or Board of Directors of the Company or (iii) such time as the Company issues any public statement with respect to Elliott Proxy Statement or the subject matter thereof (such earliest time, the “Expiration Time”), provided that any liability with respect to a breach of this Agreement prior to the Expiration Time shall survive such termination.

11.
The Company acknowledges that Elliott intends to trade and/or engage in derivative transactions with respect to securities of the Company following the Expiration Time, and to conduct as solicitation of proxies following the Expiration Time, and may disclose Confidential Material following the Expiration Time, in whole or in part, and/or conduct the foregoing, without any obligation or liability to the Company or otherwise arising under this Agreement.

12.
This Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.  This Agreement is not intended to and shall not create any rights in any third party.  This Agreement shall supersede any prior written or oral agreement between the parties regarding the treatment of Confidential Material.

13.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.  If any of the covenants or provisions of this Agreement are determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this Agreement.

-  -

IN WITNESS, this Agreement is executed and delivered as of November ___, 2015.

ELLIOTT ASSOCIATES, L.P.

By: Elliott Capital Advisors, L.P., as General Partner

By: Braxton Associates, Inc., as General Partner

By: ______________________________
Name:
Title:

ELLIOTT INTERNATIONAL, L.P.

By: Elliott International Capital Advisors Inc., as Attorney-in-Fact

By: ______________________________
Name:
Title: